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[LOGO OF CENTRAL GARDEN & PET]                                  Corporate Office
                                                3697 Mt. Diablo Blvd., Suite 310
                                                             Lafayette, CA 94549
                                                                  (925) 283-4573
                                                              Fax (925) 283-4984
FOR IMMEDIATE RELEASE
                              Contacts:   Gregory Reams
                                          Central Garden & Pet
                                          (925) 283-4573

            CENTAL GARDEN & PET INCREASES SHARE REPURCHASE PROGRAM
                           BY ADDITIONAL $25 MILLION
                       _________________________________

     LAFAYETTE, CALIFORNIA, OCTOBER 5, 1999 - Central Garden & Pet Company (NASDAQ: CENT), the nation's leading supplier of consumer lawn and garden and pet supply products, announced today that the Company's Board of Directors has authorized an increase of $25 million in the Company's share repurchase program, bringing the existing program from $130 million to $155 million. To date, the Company has repurchased 11.4 million shares for approximately $127 million.

     Purchases will be made through brokers and dealers in the public market or privately negotiated transactions with nonaffiliated stockholders.

     Central Garden & Pet Company is the nation's leading supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary branded products, including Pennington Seed(R), Kaytee(R), TFH(R), Nylabone(R), Zodiac(R), and Four Paws(R) pet products, Island(R) aquariums, Matthews(R) Four Seasons products and Grant's(R) ant control products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act
of 1995:   The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

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